                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                             MICROSEMI CORPORATION,

                        BKC SEMICONDUCTORS INCORPORATED,

                                      and

                          MICRO BKC ACQUISITION CORP.

                                   ARTICLE I

                     DEFINITIONS AND RULES OF CONSTRUCTION


1.1    Definitions......................................................  2
1.2    Rules of Construction............................................  6


                                  ARTICLE II


                                  THE MERGER
2.1    The Merger.......................................................  6
2.2    Corporate Documents, Directors and Officers......................  6
2.3    Treatment of Company Common Stock and Merger Sub Stock...........  7
       2.3.1  Conversion of Company Common Stock........................  7
       2.3.2  Dissenting Shares.........................................  8
       2.3.4  Conversion of Merger Sub Stock............................  8
2.4    Exchange of Certificates.........................................  8
       2.4.1  Common Stock Exchange Procedures..........................  8
       2.4.2  Certain Taxes.............................................  9
       2.4.3  Lost, Stolen or Destroyed Certificate.....................  9
       2.4.4  Unclaimed Monies..........................................  9
2.5    Closing of Transfer Books........................................ 10
2.6    Stock Options and Stock Plans.................................... 10

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1    Approval of the Company Board of Directors....................... 11
3.2    Organization and Qualification; No Subsidiaries.................. 12
3.3    Articles of Organization and Bylaws.............................. 12
3.4    Capitalization................................................... 12
3.5    Authority Relative to this Agreement............................. 13
3.6    SEC Documents; Financial Statements; No Undisclosed Liabilities.. 14



      3.6.1   SEC Documents............................................ 14
      3.6.2   Financial Statements..................................... 14
      3.6.3   No Undisclosed Liabilities............................... 14
3.7   Disclosure Documents............................................. 14
3.8   Financial Statements............................................. 15
3.9   Absence of Certain Changes or Events............................. 16
3.10  Material Contracts; Clients...................................... 16
3.11  Conflicts........................................................ 18
3.12  Compliance, Permits.............................................. 18
3.13  Absence of Litigation............................................ 19
3.14  Employee Benefit Plans........................................... 19
      3.14.1  Employee Benefit Plans................................... 19
      3.14.2  Benefit Plan Matters..................................... 20
      3.14.3  Employment Agreements; Consulting Agreements............. 20
      3.14.4  Labor Matters............................................ 21
3.15  Restrictions on Business Activities.............................. 21
3.16  Tangible Assets.................................................. 21
3.17  Intangible Personal Property..................................... 22
3.18  Real Properties; Leases.......................................... 23
3.19  Accounts Receivable.............................................. 24
3.20  Inventories...................................................... 24
3.21  Title to and Adequacy of Assets.................................. 24
3.22  Taxes............................................................ 25
3.23  Environmental Matters............................................ 27
3.24  Interested Party Transactions.................................... 28
3.26  Brokers.......................................................... 28
3.27  Illegal or Improper Payments..................................... 28
3.28  Bank Accounts; Powers of Attorney................................ 28
3.29  Full Disclosure.................................................. 29


                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1   Organization and Qualification................................... 29
4.2   Authority Relative to this Agreement............................. 29
4.3   Disclosure Documents............................................. 30
4.4   No Conflict, Required Filings and Consents....................... 30
4.5   Brokers.......................................................... 31
4.6   Ownership of Merger Sub, No Prior Activities..................... 31
4.7   Absence of Litigation............................................ 31
4.8   Investment Intention............................................. 31
4.9   Funds Available.................................................. 32
4.10  Full Disclosure.................................................. 32


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS


5.1   No Solicitation..................................................   32
5.2   Shareholder Meeting; Proxy Material..............................   33
5.3   Access...........................................................   34
5.4   Cooperation......................................................   35
5.5   Cooperation in Arrangements with Lenders.........................   35
5.6   Advice of Changes................................................   35
5.7   Current Information..............................................   36
5.8   Conduct of Business by the Company...............................   36
5.9   Certain Operating Covenants......................................   37
5.10  Shareholder and Non-Competition Agreements.......................   38
5.11  Fair Price Structure.............................................   39

                                   ARTICLE VI

                             CONDITIONS TO CLOSING
6.1   Conditions to Obligations of Both Parties........................   40
      6.1.1   Approval by the Shareholders.............................   40
      6.1.2   No Pending or Threatened Claims..........................   40
6.2   Conditions to the Obligations of Parent and Merger Sub...........   40
      6.2.1   Dissenting Shares........................................   40
      6.2.2   Accuracy of Representations and Warranties...............   40
      6.2.3   Compliance with Covenants................................   41
      6.2.4   Securities Outstanding...................................   41
      6.2.5   Third Party Consents.....................................   41
      6.2.6   Receipt of Legal Opinion.................................   41
      6.2.7   Shareholders and Non-Competition Agreements..............   41
      6.2.8   Receipt of Officers' Certificates........................   41
      6.2.9   Documents and Instruments in Satisfactory Form...........   42
      6.2.9   Recommendation to Shareholders...........................   42
      6.2.9   Consent of Auditors......................................   42
6.3   Conditions to the Obligations of the Company.....................   42
      6.3.1   Accuracy of Representations and Warranties...............   42
      6.3.2   Compliance with Covenants................................   43
      6.3.3   Receipt of Legal Opinion.................................   43
      6.3.4   Receipt of Officers' Certificate.........................   43
      6.3.5   Documents and Instruments in Satisfactory Form...........   43
      6.3.6   Parent's Borrowings......................................   43


                                  ARTICLE VII

                                    CLOSING

7.1   Closing.........................................................   44


                                  ARTICLE VIII

                          TERMINATION; TERMINATION FEE

8.1   By Mutual Agreement.............................................   44
8.2   By Parent.......................................................   44
8.3   By the Company..................................................   45
8.4   Effect of Termination; Remedies.................................   46
      8.4.1   Effect of Termination...................................   46
      8.4.2   Fees and Expenses and Recovery of Damages...............   46


                                   ARTICLE IX

                            COVENANTS OF THE PARTIES

9.1   HSR Act Filings, If Any.........................................   49
9.2   Reasonable Efforts..............................................   49
9.3   Obtaining Consents..............................................   49
9.4   Limitation on Covenants.........................................   50
9.5   Prompt Notice...................................................   50


                                   ARTICLE X

                      DIRECTOR AND OFFICER INDEMNIFICATION

10.1  Director Indemnity..............................................   51
10.2  Existing Indemnity Obligations..................................   51
10.3  Successor Liability.............................................   52
10.4  Third-Party Beneficiaries.......................................   52
10.5  Insurance.......................................................   52
10.6  Exclusions......................................................   52


                                   ARTICLE XI

                                 MISCELLANEOUS

11.1  Publicity.......................................................   53
11.2  Notices.........................................................   53
11.3  Interpretation..................................................   54
11.4  Entire Agreement................................................   54
11.5  Benefits; Binding Effect; Assignment and Designation............   54
11.6  Waiver..........................................................   54
11.7  No Third Party Beneficiary......................................   54



11.8   Severability..............................................   55
11.9   Counterparts..............................................   55
11.10  Applicable Law; Consent to Jurisdiction; Attorneys Fees...   55


                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of January 21, 1998, is made by and among MICROSEMI CORPORATION, a Delaware corporation ("Parent"), BKC SEMICONDUCTORS INCORPORATED, a Massachusetts corporation (the "Company") and MICRO BKC ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company, pursuant to which (i) the Company would become a wholly-owned subsidiary of Parent, and (ii) the Company Shareholders would receive, in exchange for their shares of Company Common Stock, the Merger Consideration described below, all on the terms and subject to the conditions set forth in this Agreement and the MBCL and the DGCL; and

     WHEREAS, the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined hereinafter), are fair to and in the best interests of the Company Shareholders, (ii) determined that the Merger Consideration to be paid in the Merger to the Company Shareholders is fair to and in the best interests of the Company Shareholders, and (iii) approved this Agreement and the transactions contemplated hereby, including the Merger; and

     WHEREAS, Parent, Merger Sub and the Company desire to consummate the Merger on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree, as follows:

                                   ARTICLE I

                     DEFINITIONS AND RULES OF CONSTRUCTION

     1.1 Definitions. Capitalized terms contained in this Agreement and not defined in the preamble or the recitals above shall have the meanings set forth below.

     "Acquisition Proposal" shall mean any inquiry, proposal, term sheet, discussion draft, letter of intent or other communication or agreement that contemplates, proposes or relates to (i) any possible sale or disposition by the Company of, or any mortgage, lien or encumbrance on, any of its assets (other than sales of assets that are made in the ordinary course of business consistent with past practices); (ii) any sales by the Company or the Management and Principal Shareholders or issuance of shares of capital stock or Convertible Securities of the Company (other than upon the exercise of vested Company Options under the Option Plans); (iii) any redemption or repurchase, or any recapitalization, of any of the outstanding shares of Company Common Stock by the Company, (iv) any offer to purchase more than five percent (5%) of the outstanding shares of capital stock of the Company, (v) any financing or refinancing, including any sale-leaseback of the assets of the Company that involves the granting of any security interest or lien on, or the transfer of ownership of any of the assets of the Company (other than in the ordinary course of business), or (vi) any merger or reorganization of the Company with or any other business combination between the Company and any other entity.

     "Agreement" means this Agreement, as the same may be hereafter amended, including all Exhibits and Disclosure Schedules hereto.

     "Articles of Merger" means the articles of merger attached hereto as

Exhibit A-1 which shall be filed with the Massachusetts Secretary of State on
-----------
the Closing Date in accordance with Sections 78 and 79 of the MBCL and the merger agreement attached hereto as Exhibit A-2 which shall be filed with the
                                    -----------
Delaware Secretary of State in accordance with Section 252 of the DGCL in order to effectuate the Merger.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday that banks in Los Angeles, California are not required or permitted by Law to be closed.

     "Closing" means the closing of the Merger, to be held on the Closing Date at a location fixed pursuant to Section 7.1.

     "Closing Date" shall mean the date fixed pursuant to Section 7.1.

     "Code" means the Internal Revenue Code of 1986, as amended to the date of this Agreement.

     "Company" means BKC SEMICONDUCTORS INCORPORATED, a Massachusetts corporation.

     "Company Board of Directors" means, except where another entity is expressly referenced, the Board of Directors of the Company, as elected and qualified from time to time.

     "Company Common Stock" means the common stock of the Company, no par value.

     "Company Shareholders" means the record holders of the Company Common Stock as of the Effective Time.

     "Convertible Security" means any debt or equity security that is convertible into, exchangeable for or exercisable into shares of Company Common Stock, including any option, warrant, or right to purchase shares of Company Common Stock or any Convertible Security of the Company.

     "DGCL" means the Delaware General Corporation Law, as amended through the applicable date.

     "Disclosure Schedules" shall have the meaning given to such term in the opening paragraph of Article III hereof.

     "Dissenting Shares" means all shares of Common Stock whose holders have perfected dissenters' rights in the manner set forth in Section 85 of the MBCL.

     "Effective Time" means the time as of which the Merger is deemed to have become effective, as agreed upon by the Parties, as specified in the Merger Agreement filed with the Massachusetts Secretary of State pursuant to Sections 78 and 79 of the MBCL.

     "Equity Security" shall have the meaning given to it in the Securities Exchange Act of 1934, as amended and "Company Equity Security" shall mean an Equity Security issued by the Company or that is convertible into an Equity Security of the Company.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall have the meaning specified in Section 3.14.1.

     "Exchange Fund" shall have the meaning specified in Section 2.4.

     "Excluded Shares" means shares of Common Stock owned as of the Effective Time by the Company, Parent or any direct or indirect subsidiary of Parent, in each case other than shares owned in a fiduciary capacity or as a result of debts previously contracted.

     "Expenses" means all out-of-pocket legal, accounting, consulting and other fees and expenses reasonably incurred by the applicable Party (including, in each case, those of the Party's subsidiaries) in connection with the Merger, including expenses incurred in connection with the preparation of this Agreement and all negotiations, due diligence and other activities conducted prior hereto, and including all legal, broker's, finder's and similar fees and expenses relating to the Merger.

     "GAAP" means generally accepted accounting principles as in effect in the United States, consistently applied.

     "Governmental Entity" means any administrative agency, commission, court or other governmental authority or instrumentality, domestic or foreign, including any government-sponsored corporation having regulatory authority under law, the National Association of Securities Dealers, and the Nasdaq Stock Market.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "IRS" means the United States Internal Revenue Service.

     "Law" means any statute, law, ordinance, rule, regulation, process, or administrative policy of, or agreement with, any Governmental Entity, that is applicable to the referenced Person.

     "Management and Principal Shareholders" shall mean the Company Shareholders so identified in Schedule 5.10.1 hereto.
                 ---------------

     "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, properties, assets, liabilities (whether absolute, contingent or otherwise), operations, liquidity, income or condition (financial or other) of such Person, considered as a whole together with its subsidiaries and including such an effect caused indirectly through any of its subsidiaries, or on the ability of such Person to consummate the Merger on the terms hereof.

     "MBCL" means the Massachusetts Business Corporation Law (Chapter 156B), as amended through the applicable date.

     "Merger" means the merger of Merger Sub with and into the Company as more particularly described in Section 2 hereof.

     "Merger Consideration" shall have the meaning given that term in Section 2.3.1.

     "Merger Sub" means MICRO BKC ACQUISITION CORP., a Delaware corporation, or, in the discretion of Parent, such other direct or indirect wholly-owned subsidiary of Parent as it may hereafter designate.

     "Parent" means MICROSEMI CORPORATION, a Delaware corporation.

     "Parties" means, collectively, the Company, Merger Sub and Parent.

     "Permits" means permits, licenses, variances, exemptions, orders, consents and approvals of any applicable Governmental Entity.

     "Permitted Lien" means (i) minor imperfections of title, none of which materially detract from the value, or impair the use, of the Tangible Assets or Intangible Assets subject thereto or impair the operations of the Company and
(ii) liens or encumbrances for taxes and other governmental charges, assessments or fees which are not yet due and payable.

     "Person" means any natural person, corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, joint stock company, trust, unincorporated organization, association, sole proprietorship, governmental body, or agency or political subdivision of any government.

     "Representatives" means each of the applicable Person's directors, officers, employees, agents, representatives and advisors.

     "Shareholder Approval" or terms such as "approval of the Shareholders" when used with respect to this Agreement or the Merger shall mean approval thereof by the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote on this Agreement and the Merger in accordance with the MBCL and the Company's Articles of Organization and Bylaws.

     "Parent" means Microsemi Corporation, a Delaware corporation.

     "Surviving Corporation" means the corporation that is the survivor of the Merger which, in accordance with Section 2.1 hereof, shall be the Company.

     1.2 Rules of Construction. The following rules of construction shall apply to the interpretation of this Agreement:

          1.2.1 All references to Sections and Articles shall, unless another agreement or document is expressly referenced, mean the applicable sections or articles of this Agreement. All references to Schedules shall mean the applicable Disclosure Schedule.

          1.2.2 The titles and other headings or captions of Articles, Sections or paragraphs contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

          1.2.3 Whenever used in this Agreement, the word "including" shall be non-exclusive and shall mean "including without limitation" and the term "or" also shall be non-exclusive.

          1.2.4 The terms "herein", "hereunder", and terms of similar import refer to this Agreement as a whole and not to the specific Section or Article in which they are used.

                                   ARTICLE II

                                  THE  MERGER

     2.1 The Merger. The Company and Merger Sub shall be the constituent corporations in the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Merger shall be implemented by means of a merger (hereinafter sometimes referred to as the "Merger") of Merger Sub with and into the Company in accordance with Sections 78 and 79 of the MBCL and
Section 252 of the DGCL, to be effected by the filing of the Articles of Merger, substantially in the form attached hereto as Exhibit A-1, with the Massachusetts
                                             -----------
Secretary of State and, substantially in the form of Exhibit A-2, with the
                                                     -----------
Delaware Secretary of State. In accordance with such statutes, at the Effective Time, the Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall be the Surviving Corporation and shall continue its corporate existence under the laws of The Commonwealth of Massachusetts.

     2.2  Corporate Documents, Directors and Officers.

          (a) From and after the Effective Time and thereafter until amended as provided by law, the Articles of Organization of the Company as in effect immediately prior to the effective time shall become the Articles of Organization of the Surviving Corporation, except that Article 3 of the Articles of Organization of the Surviving Corporation, regarding authorized capital stock, and Article 4, concerning the rights, preferences and privileges of the capital stock, shall be amended and restated in their entirety to read as set forth in Article 4 of the Certificate of Incorporation of Merger Sub, and that Sections 6.9; 6.10 and 6.11 shall be deleted. The Parties may prepare such amendment in the form of an amended and restated articles of organization or otherwise.

          (b) From and after the Effective Time and thereafter until amended as provided by law, the Bylaws of the Company as in effect immediately prior to the effective time shall become the Bylaws of the Surviving Corporation, except that the first sentence on Section 1 of Article II of the Bylaws of the Surviving Corporation shall be amended and restated to read as follows:

     Section 1.  Number and Election.  There shall be a Board of one or more
                 -------------------
     directors, which number may be changed from time to time, by a resolution duly adopted by the shareholders or a majority of the directors then in office.

          (c) The directors and officers of the Surviving Corporation shall be the officers and directors specified in Schedule 2.2, and each such director or
                                        ------------
officer shall serve until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Articles of Organization and Bylaws.

     2.3  Treatment of Company Common Stock and Merger Sub Stock.

          2.3.1  Conversion of Company Common Stock.

          (a) At the Effective Time, each of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares, if any) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash of Nine and 17/100ths Dollars ($9.17) (the "Merger Consideration").

          (b) All shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.3.1(a) shall, as of the Effective Time, no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such certificate have been converted. As of the Effective Time, all Excluded Shares, if any, shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be cancelled and no payments shall be made in consideration therefor.

          2.3.2 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration provided for in
Section 2.3.1 hereof, but, instead, the holders thereof shall be entitled to payment for such Dissenting Shares in accordance with the provisions of Section 85 of the MBCL unless and until a holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal and payment, as the case may be. The Company shall (a) comply with the provisions of Sections 85 through 89, inclusive, of the MBCL applicable to it in a prompt and expeditious manner, (b) give Parent prompt written notice of
(i) the identities of all Company Shareholders who have perfected rights to dissent pursuant to MBCL Section 85 and (ii) the receipt of any notice from any Company Shareholder demanding the purchase of his, her or its Company Common Stock, (c) not settle or offer to settle any such demands without the prior written consent of Parent, and (d) not, without the prior written consent of Parent, waive any vote in favor of the Merger or failure of any Company Shareholder timely to take any other action required under MBCL Sections 85 through 89, inclusive.

          2.3.3 Conversion of Merger Sub Stock. At the Effective Time, the shares of common stock of Merger Sub then issued and outstanding shall be converted into a like number of shares of common stock of the Surviving Corporation, which thereafter shall constitute all of the issued and outstanding shares of common stock of the Surviving Corporation. From and after the Effective Time, the authorized capital stock of the Surviving Corporation shall consist of the authorized capital stock of Merger Sub.

     2.4  Exchange of Certificates.

          2.4.1 Common Stock Exchange Procedures. After the Effective Time, each holder of a certificate or certificates theretofore representing shares of issued and outstanding Company Common Stock (other than the Dissenting Shares and Excluded Shares) shall, upon the surrender of such certificates to Parent, be entitled to receive, in exchange for each of the shares represented by such certificate or certificates so surrendered, an amount in cash equal to the Merger Consideration, less any required withholding of Taxes (as hereinafter defined). The holder of a certificate that prior to the Merger represented issued and outstanding shares of Company Common Stock shall have no rights, after the Effective Time, with respect to such shares except to surrender the certificate in exchange for cash without interest thereon or, if applicable, to perfect such rights as a holder of Dissenting Shares as such holder may have pursuant to the applicable provisions of Section 85 of the MBCL. Within five
(5) Business Days after the Effective Time, the Surviving Corporation will send to each holder of Common Stock at the Effective Time a letter of transmittal for use in such exchange. Prior to the Effective Time, Parent shall deposit with a bank or trust company (the "Paying Agent"), for the benefit of the holders of Company Common Stock and Company Options, cash in the aggregate amount sufficient to pay the aggregate Merger Consideration and amounts payable to holders of Company Options.

          2.4.2 Certain Taxes. If any payment for shares of Common Stock is to be made in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to Parent, in advance, any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered, or required for any other reason, or shall establish to the satisfaction of Parent that such Tax has been paid or is not payable.

          2.4.3 Lost, Stolen or Destroyed Certificate. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, Parent will deliver, or cause to be delivered, from the Exchange Fund, in exchange for such lost, stolen or destroyed certificate, the cash Merger Consideration payable in respect thereof pursuant to Section 2.3.

          2.4.4 Unclaimed Monies. Any portion of the Exchange Fund that remains unclaimed by any of the Company Shareholders pursuant to the provisions of Section 2.4.1 one year after the Closing Date shall be withdrawn by Parent, and any Shareholder who has not exchanged his, her or its shares of Common Stock for the Merger Consideration in accordance with Section 2.4.1 prior to that time shall thereafter look solely to Parent for payment in respect of such shares. Notwithstanding the foregoing, neither Parent, the Surviving Corporation, nor any other Person shall be liable to any Company Shareholder for the payment by Parent to a public official of any unclaimed Merger Consideration pursuant to applicable abandoned property laws.

     2.5 Closing of Transfer Books. At the Effective Time, the transfer books for the Company Common Stock shall be closed, and no transfer of shares of Company Common Stock shall thereafter be made on such books. If, after the Effective Time, certificates representing any such shares are presented for transfer to Parent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

     2.6  Stock Options and Stock Plans.

          2.6.1 Parent, Merger Sub and the Company shall take all actions necessary to provide that, as to those holders who so agree, at the Effective Time, (i) each Company Option (defined below) so surrendered for cash, shall be cancelled, and (ii) in consideration of such cancellation, and except to the extent that Parent or Merger Sub and the holder of any such Company Option otherwise agree, the Company shall pay to each such holder of Company Options an amount in cash, net of applicable tax withholdings, in respect of each Company Option held by such holder equal to the product of (1) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (2) the number of shares of Company Common Stock subject thereto immediately prior to the Effective Time; and Parent shall provide Company a loan of such amounts as are necessary to finance such payments. The Company represents that the Board of Directors of the Company has determined pursuant to the Company's 1994 Stock Option Plan, as amended and restated as of January 10, 1996 (the "Employee Option Plan") and 1994 Non-Employee Director Stock Option Plan ("Director Stock Option Plan"), that holders of Company Options thereunder who do not elect to surrender their Company Options for cancellation pursuant to the first sentence of this Section 2.6(a), upon exercise of such Company Options after the Effective Time shall receive upon such exercise and payment of the aggregate exercise price contemplated thereby an amount in cash (subject to applicable withholding taxes) equal to the product of (1) the Merger Consideration and (2) the number of shares of Company Common Stock subject thereto immediately prior to the Effective Time. "Company Option" means any option granted, whether or not exercisable (it being understood that all Company Options shall be deemed to be, and shall be treated under this Section 2.6 as though, such Company Options were fully vested immediately prior to the Effective Time), and not exercised or expired, to a current or former employee, director or independent contractor of the Company or any of its subsidiaries or any predecessor thereof to purchase shares of Company Common Stock pursuant to the Employee Option Plan or the Director Stock Option Plan (together with the Employee Option Plan, collectively, the "Option Plans").

          2.6.2 The Company represents that each director of the Company who holds Company Options has agreed for the benefit of Parent and Merger Sub to exercise all of his Company Options prior to the Effective Time or to surrender such Company Options in the manner prescribed by Section 2.6(a) and each such director has agreed that he shall provide notice to the Company of his decision to exercise or surrender his Company Options prior to the Effective Time.

          2.6.3 Prior to the Effective Time, the Company shall use reasonable efforts to (i) obtain any consents from holders of Company Options and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.6.

          2.6.4 The Company represents that, as of the date hereof, 227,500 options have been granted and are outstanding under the Employee Option Plan and 22,310 options have been granted and are outstanding under the Director Stock Option Plan; and, prior to the Effective Time, the Company agrees that it shall not issue any additional options under the Option Plans.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company makes the representations and warranties to Parent and Merger Sub set forth hereinafter in this Article III. Such representations and warranties are qualified by the Disclosure Schedules. The Disclosure Schedules have been arranged in sections corresponding to the numbered and lettered paragraphs contained in this Article III. The Company shall disclose all matters set forth in the Disclosure Schedules in reasonable detail, with appropriate cross-references.

     3.1 Approval of the Company Board of Directors. The Board of Directors of the Company, at a duly called and noticed meeting of the Company Board attended by all of the incumbent Company Directors, by unanimous vote, have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company Shareholders, (ii) determined that the Merger Consideration to be paid to the Company Shareholders pursuant to this Agreement is fair, from a financial standpoint, to the Company Shareholders, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger and (iv) recommended that the Company Shareholders approve this Agreement and the Merger and the other transactions contemplated by this Agreement.

     3.2 Organization and Qualification; No Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the assets it purports to own or lease and operate and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Company. Except as set forth in Schedule 3.2 of the Disclosure Schedules, the
                                 ------------
Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity (a "Subsidiary").

     3.3 Articles of Organization and Bylaws. The Company has heretofore furnished to Parent a complete and correct copy of its Articles of Organization and Bylaws as most recently restated and subsequently amended to date. Such Articles of Organization and Bylaws are in full force and effect and the Company is not in violation of any of the provisions of its Articles of Organization or Bylaws.

     3.4 Capitalization. The authorized capital stock of the Company consists of (i) 2,000,000 shares of Company Common Stock, without par value, of which 1,276,411 shares have been issued and are outstanding, and (ii) 10,000 shares of preferred stock, 2,940 of which, designated Series A Convertible Preferred Stock, are issued and held in the Company's treasury. No shares of Company Common Stock and no other shares of preferred stock are held in treasury. Immediately prior to the Effective Time, (i) 1,276,411 shares of Common Stock (plus any shares of Common Stock issued after the date hereof under the Option Plans pursuant to the exercise of vested Company Options) will be issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of preferred stock will be outstanding and (iii) no shares of Company Common Stock or preferred stock will be held by any Subsidiary of the Company. There is no Convertible Security of the Company, or any right to purchase or otherwise acquire any Company Equity Security (an "Equity Purchase Right"), that is now outstanding and no Company Convertible Security or other Equity Purchase Right shall be outstanding at or prior to the Effective Time. Except as disclosed in Disclosure Schedule 3.4, the Company has not, during the past five
                        ------------
(5) years reacquired or repurchased any of its shares of capital stock and there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock, or provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity. The Company has furnished to Parent copies of any written agreement or understanding, and a summary of the material terms of any oral agreement or understanding that relates to or restricts or otherwise affects the ownership or transferability of any of the shares of Company Common Stock, a list of which agreements and understandings, if any, is set forth on Disclosure Schedule 3.4. There are no debt securities, or agreements or
           ------------
instruments governing any indebtedness of the Company that entitle the holders thereof to vote (either currently, in the future or on the happening of any event), on any matters on which shareholders of a Massachusetts corporation are ordinarily entitled to vote.

     3.5 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and (subject to the approval of its

Shareholders) to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than approval of its Shareholders). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting rights of creditors, and (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

     3.6  SEC Documents; Financial Statements; No Undisclosed Liabilities.

          3.6.1 SEC Documents. The Company has filed, and delivered to Parent true and complete copies of, all required reports, schedules, forms, statements, exhibits and other documents filed with the SEC since January 1, 1994 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.6.2 Financial Statements. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X as promulgated by the SEC) applied on a consistent basis throughout the periods involved ("GAAP") (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material in amount and the omission of the footnote disclosure).

          3.6.3 No Undisclosed Liabilities. Except as set forth in the SEC Documents or on Disclosure Schedule 3.6.3, neither the Company nor any of its
                           --------------
subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     3.7 Disclosure Documents. The proxy statement of the Company (the "Company Proxy Statement") to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply in all material respects with the applicable requirements of the Exchange Act. At the time of filing the Company Proxy Statement with the SEC, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time such shareholders vote on adoption of this Agreement, and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this
Section 3.7 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Sub specifically for use therein.

     3.8 Financial Statements. The Company has delivered to Parent (i) the balance sheets of the Company at September 30, 1994, 1995, 1996 and 1997 and the related statements of operations, shareholders equity and cash flows of the Company for the fiscal years then ended (the "Audited Financial Statements"), together with the audit opinions thereon of Sullivan Bille, P.C., independent certified public accountants (the September 30, 1997 Balance Sheet is sometimes herein called the "1997 Balance Sheet"); and (ii) the unaudited balance sheet of the Company at December 31, 1997 and the related statement of operations, shareholders equity and cash flows of the Company for the period then ended (the "Interim Financial Statements" and, together with the Audited Financial

Statements, the "Financial Statements").  Except as set forth in Disclosure
Schedule 3.8, the Financial Statements were prepared on an accrual basis in
------------
accordance with GAAP (subject, in the case of the Interim Financial Statements, to normal year-end adjustments which will not have a Material Adverse Effect on the Company and the omission of footnote disclosures therefrom), are complete and correct in all material respects and present fairly the financial position of the Company at the dates indicated and the results of its operations and the changes in its cash flows for the periods then ended. The bad debt reserves and any other contingency reserves set forth in the balance sheet of the Company in the 1997 Balance Sheet are adequate to cover foreseeable losses due to the uncollectability of accounts or other contingencies that may exist, and were established in accordance with GAAP. During the fiscal year ended September 30, 1997, and subsequent periods, there have been no material amounts of bargain purchases of inventory, sales of undervalued inventory or non-valued inventory, dispositions of assets outside the ordinary course of business, or other such non-recurring events, and there have been no material inventory writedowns or other non-recurring events, that in either case shall have lead to above-normal gross margins during the fiscal year ended September 30, 1997 or thereafter and prior to the Effective Time.

     3.9 Absence of Certain Changes or Events. Except as set forth in Disclosure Schedule 3.9, since September 30, 1997, the Company has conducted its
           ------------
business in the ordinary course and there has not occurred: (i) any change that has had or could be reasonably expected to have a Material Adverse Effect on the Company; (ii) any amendments or changes in the Articles of Organization or Bylaws of the Company; (iii) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that could have a Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices; (v) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any other action or event that would require the consent of Parent pursuant to Section 5.8 if such action or event were to occur or were to be taken after the date of this Agreement, including, any declaration or payment of any dividend or distribution on, or the redemption or repurchase of, any of the shares of capital stock of the Company, the sale or issuance of any authorized, but unissued, shares of capital stock of the Company (other than upon the exercise of vested Company Options under the Option Plans), the grant, sale or issuance of any Convertible

Securities, Equity Purchase Right or other Equity Securities by the Company (other than the issuance of Common Stock upon exercise of outstanding stock options under the Option Plans), the sale of any assets of the Company that is outside the ordinary course of its business or is not consistent with its past practices, the incurrence of any indebtedness or obligation, not reflected in the 1997 Balance Sheet, that is either material in amount or outside the ordinary course of the business of the Company, and any increase in compensation or benefits payable to any of the officers, directors or employees of the Company; or (vii) the execution of any agreement or understanding or the making of any commitment to do any of the foregoing.

     3.10 Material Contracts; Clients.

          3.10.1  Disclosure Schedule 3.10 includes a list of all agreements to
                             -------------
which the Company is a party or by which the Company is bound (i) under which the consequences of a default, nonrenewal or termination could have a Material Adverse Effect on the Company; or (ii) pursuant to which payments might be required or acceleration of benefits may be required upon a "change of ownership" of the Company, which shall include any agreements or notes or other instruments under which the Company borrows money or finances the purchase of any goods or services, that grants any security interest or other lien or encumbrance on any assets of the Company, restricts the scope or nature of or places geographic restrictions on the business of the Company that governs the provision of services by the Company to its clients, provides for the sale or issuance of any shares of Company Common Stock or any Convertible Securities or for the sale of any assets of the Company, other than in the ordinary course of business consistent with past practice (collectively, the "Material Contracts"). Notwithstanding clause (i) of the foregoing, the Material Contracts shall not include any of the following unless it requires the consent of the other party in connection with the Merger:

          (a) Any purchase commitment or other similar contract with a vendor or supplier made in the ordinary course of business if such commitment involves less than $25,000 in each transaction or series of related transactions;

          (b) Any maintenance or service contract requiring payment at an average rate of $5,000 per month or less and which is terminable by the Company without penalty on not more than thirty (30) days' notice without penalty;

          (c) Any contract for the lease of personal property used by the Company in the ordinary course of business requiring payment at a rate of $5,000 per month or less and which is terminable by the Company on not more than thirty
(30) days' notice without penalty;

          (d) Any oral contract for the employment of any individual on a full-time or part-time basis which is "at-will" and provides for annual compensation of less than $75,000;

          (e) Any other contract made in the ordinary course of business, the performance of which over the life of the contract involves less than $25,000 of annual, and less than $100,000 of aggregate, expenditures, consideration or liability.

          Except as set forth in Schedule 3.10 of the Disclosure Schedules, all
                                 -------------
of the Material Agreements are valid and binding obligations of the Company and, to the knowledge of the Company, of the other parties thereto, all such Material Contracts are in full force and effect and there has not occurred any default under or breach of any of the Material Contracts, whether by the Company or, to the knowledge of the Company, by the other parties thereto and, to the knowledge of the Company, no events or circumstances have occurred that, with the passage of time or the giving of notice, or both, would constitute a breach or default of any such Material Contract (whether by the Company or any of the other parties thereto) under any of the Material Contracts, or would impair the Company's rights or alter the rights or obligations of any third party under, or give to any of the other parties any rights of termination, amendment, acceleration or cancellation of any Material Contract, or result in the creation of a lien or encumbrance on any of the assets of the Company.

          3.10.2  Disclosure Schedule 3.10 also contains a list of the clients
                             -------------
or customers of the Company that accounted for more than 10% of the Company's net revenues in the fiscal year ended September 30, 1997 or are expected to account for more than 10% of its revenues in the fiscal year ending September 30, 1998 ("Material Clients"). Additionally, Schedule 3.10 shall identify any
                                              -------------
service contracts awarded to or obtained by the Company from a Governmental Entity or other Person with respect to any program or project as to which the funding is contingent. Except as set forth on Schedule 3.10, there are no
                                               -------------
disputes with any of the Material Clients.

     3.11  Conflicts.  Except as set forth in Disclosure Schedule 3.11, the
                                                         -------------
execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations and covenants under this Agreement will not, (i) conflict with or violate the Articles of Organization or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree or Permit applicable to the Company or by which its business, assets or properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected, except to the extent any of the foregoing under clauses (i), (ii) or
(iii) would not have a Material Adverse Effect on the Company. Except as set forth in Disclosure Schedule 3.11, the execution and delivery of this Agreement
                    -------------
by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or Permit from, or any filing with or notification to, any Governmental Entity, except for the filing and recordation of appropriate merger or other documents as required by the MBCL.

     3.12 Compliance, Permits.

          3.12.1  Except as disclosed in Disclosure Schedule 3.12, the Company
                                                    -------------
is not in conflict with, or in default or violation of, (i) any Law applicable to the Company or by which any of its business operations or assets are bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its business operations or any of its assets are bound or affected, except in any case under this Section 3.12, for such conflicts, defaults or violations which would not have a Material Adverse Effect on the Company.

          3.12.2  Except as disclosed in Disclosure Schedule 3.12, the Company
                                                    -------------
holds all Permits from Government Entities which are required in connection with the operation of the businesses of the Company as such businesses are now being conducted, except where failure to hold any of the foregoing would not have a Material Adverse Effect on the Company (collectively, the

"Company Permits"). The Company is in compliance with the terms of the Permits, except where non-compliance would not have a Material Adverse Effect on the Company.

     3.13 Absence of Litigation. There are no claims, actions, suits, proceedings or investigations that are pending, or, to the knowledge of the Company, that are threatened, against the Company, or any assets or rights of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. Except as set forth in

Schedule 3.13 and Schedule 3.23, to the knowledge of the Company, there are no
-------------     -------------
facts or circumstances that could reasonably be expected to lead to the assertion or the bringing against the Company of any claims, actions, suits, proceedings or investigations that would be expected to have a Material Adverse Effect on the Company.

     3.14  Employee Benefit Plans.

           3.14.1  Employee Benefit Plans.  Disclosure Schedule 3.14 lists all
                                                       -------------
employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all material employee welfare plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any material current or former employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant (or former employee of or consultant) to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, (all such plans, practices and programs are referred to as the "Company Benefit Plans"), excluding agreements with former employees under which the Company has no remaining monetary obligations. Neither the Company nor any ERISA Affiliate maintains, or has ever maintained, a Company Benefit Plan intended to qualify under Section 401(a) of the Code or subject to Title IV of ERISA. There have been made available to Parent copies of (i) each written Company Benefit Plan and (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Benefit Plan required to make such a filing.

          3.14.2  Benefit Plan Matters.  Except as set forth in Disclosure

Schedule 3.14, (i) no Company Benefit Plans promises or provides retiree medical
-------------
or other retiree welfare benefits to any person, and no Company Benefit Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code with respect to any Company Benefit Plan, which could result in any material liability to the Company; (iii) all Company Benefit Plans are in material compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, IRS or Secretary of the Treasury), and, the Company has performed all obligations required to be performed by it under, are not in any respect in default under or violation of, and the Company has no knowledge of any default or violation by any other party to, any Company Benefit Plans; and
(iv) all contributions required to be made to any Company Benefit Plan pursuant to the terms of such Company Benefit Plan have been made on or before their due dates.

          3.14.3  Employment Agreements; Consulting Agreements.  Disclosure

Schedule 3.14 also sets forth a true and complete list of (i) all employment
-------------
agreements with officers or key management personnel of the Company; (ii) all agreements with consultants obligating the Company to make annual cash payments in an amount exceeding $10,000; (iii) all employees of, or consultants to, the Company who have executed a confidentiality or non-competition agreement with the Company; (iv) all severance agreements, programs and policies of the Company with or relating to its employees, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

          3.14.4  Labor Matters.  Except as set forth in Schedule 3.14 of the
                                                         -------------
Disclosure Schedules, (i) there are no controversies, including any unfair labor practice complaint, pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, nor to the knowledge of the Company, is there any factual basis for any such controversy; (ii) the Company is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and the Company is not engaged in any unfair labor practice, (iii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor to the knowledge of the Company have there been any activities or proceedings of any labor union to organize any such employees within the past five (5) years; and (iv) there have been no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company during the past five (5) years.

     3.15 Restrictions on Business Activities. Except for this Agreement or as set forth in Schedule 3.15 of the Disclosure Schedules, there is no non-
             -------------
competition, invention or know-how transfer or confidentiality or information sharing or other agreement or any judgment, injunction, order or decree binding upon the Company which has or could have the effect of prohibiting or impairing any business activities or practices of the Company, any acquisition of assets by the Company or the conduct of any business by the Company as currently conducted or as proposed to be conducted by the Company.

     3.16  Tangible Assets.  Schedule 3.16 of the Disclosure Schedules contains
                             -------------
a list of all machinery, equipment, computers, and substantially all of the furniture, fixtures, tools, spare parts, repair materials and other similar assets or tangible personal property, wherever located, that are leased, used or owned by the Company (the "Tangible Assets"). Except as set forth on Schedule
                                                                      --------
3.16, the Tangible Assets (a) are in good working order and condition (ordinary
----
wear and tear excepted), and have been properly maintained, except to the extent of any failure to maintain under this clause (a) that would not be expected to have a Material Adverse Effect on Tangible Assets and (b) are in a condition such that their continued use or lease by the Company, in the manner used or leased thereby prior to the Closing Date, will not violate or breach, in any material respect, any applicable laws or regulations or any Material Contracts to which the Company is a party.

     3.17  Intangible Personal Property.  Schedule 3.17 of the Disclosure
                                          -------------
Schedules contains a true and correct listing of all proprietary information, know-how, and intellectual property and intangible assets, owned by the Company or in which the Company has rights or licenses, and which are material to the business of the Company, including patents, copyrights, trademarks, service marks, trade names and all applications therefor, processes, trade secrets, know-how, software, and protected formulae (collectively, "Intellectual Property Rights"). Except as set forth on

Schedule 3.17, to the knowledge of the Company, neither the Company nor any
-------------
present or former employees thereof, has infringed, or is now infringing, any Intellectual Property Rights of any other Person ("Third Party Intellectual Property Rights") and the Company has not received any written notice or other indication of any such claim of infringement. The Company owns, or holds, adequate licenses or other rights to use, all Intellectual Property Rights used in or necessary for the operation of its businesses as conducted now and since January 1, 1996. The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any Third-Party Intellectual Property Rights. Except as set forth in Schedule 3.17
                                                                 -------------
hereto, all patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company or any trade secret material to the Company, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through the Company, are currently pending or, to the knowledge of the Company, are overtly threatened by any Person. To the knowledge of the Company, there are no bona fide claims (i) to the effect that the manufacture, sale, licensing, provision or use of any product, or of any Intellectual Property Right or Third Party Intellectual Property Right or of any other information as now used, provided, sold or licensed or proposed to be used or provided, or licensed by the Company, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person; (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of the Company's Intellectual Property Rights or other trade secret material to the Company; or (iv) challenging the license or legally enforceable right to use of the Third Party Intellectual Rights by the Company. Except as set forth in Schedule 3.17, the
                                                           -------------
Company has valid and legally binding non-competition and confidentiality agreements with each of its officers and employees who perform professional, management, research, development and consulting services for or to any of the clients of the Company or any other employee or consultant that has been provided access by the Company to any Intellectual Property Rights or any Third Party Intellectual Property.

     3.18  Real Properties; Leases.  Attached hereto as Schedule 3.18 of the
                                                        -------------
Disclosure Schedules contains a list setting forth the addresses and brief descriptions of each of the real properties that are owned or leased by the Company, the improvements and structures thereon and the uses being made thereof by the Company. Each such description indicates, among other things, with respect to each such real property, whether it is leased or owned. Schedule
                                                                    --------
3.18 also contains a list of all leases under which the Company possesses or
----
uses real property (the "Real Property Leases") and all leases under which the Company possesses or uses items of tangible personal property (the "Personal Property Leases"). True, correct and complete copies of the Real Property Leases and Personal Property Leases have been delivered to Parent, together with the names and addresses of the lessors thereunder. The Company is not, and as of the Closing Date and Effective Time will not be, in default and, to the knowledge of the Company, no facts or circumstances have occurred which through the passage of time or the giving of notice, or both, would constitute a default, under any of the Real Property Leases or the Personal Property Leases. In addition, the Company has delivered to Parent true, correct and complete copies of all environmental studies and reports in the possession or control of the Company with respect to any of the real properties described in Schedule
                                                                     --------
3.18.  All structures and facilities on the real properties listed on Schedule
----                                                                  --------
3.18 are equipped in substantial conformity with laws and governmental
----
regulations applicable to the business of the Company and, to the knowledge of the Company, the zoning of each parcel of real property permits the presently existing improvements and continuation of the business presently conducted thereon and no changes therein, and no condemnation or similar proceedings against any of the real properties set forth on Schedule 3.18 are pending or
                                                -------------
threatened or will occur as a result of the execution and delivery of this Agreement or the consummation of the Merger.

     3.19 Accounts Receivable. At the Closing, the Company shall deliver to Parent an accurate list, as of a date not more than five (5) days prior to the Closing Date, of all accounts and notes receivable of the Company, including payments earned under contracts for services rendered or to be rendered to clients of the Company (the "Receivables"), whether or not reflected in the 1997 Balance Sheet, showing amounts due in 30-day aging categories. The Receivables on such listing arose, or will have arisen, from the provision of services or the sale of goods by the Company in the ordinary course of business. The Company has not received any notice or knows of any counterclaim or set-off with respect to any of the Receivables, or any facts or circumstances that would be the basis for any such counterclaim or set-off, which is not reflected or taken into account in the bad debt reserves set forth in the 1997 Balance Sheet.

     3.20 Inventories. All inventories of the Company, including all raw materials, work in process or finished goods (the "Inventory") are of a good and marketable quality, and of quality and quantity saleable or usable in the ordinary course of business, except for obsolete, damaged or slow moving items at below standard quality, which, in the aggregate, are not material in amount and which, in any case, have been written down to their net realizable value. Except as disclosed in Schedule 3.20, the Company is not under any liability or
                       -------------
obligation with respect to the return of Inventory in the possession of its
customers or distributors.   Since October 1, 1996, no Inventory has been sold
or disposed of except through sales in the ordinary course of business consistent with past practices. All work-in-process inventory is either dedicated to firm orders or finished goods produced for stock and saleable in the ordinary course.

     3.21  Title to and Adequacy of Assets.  Except as disclosed on Schedule
                                                                    --------
3.21 of the Disclosure Schedules, the Company has good and marketable title to
----
its assets, including the Tangible Assets and Intellectual Property Rights, free and clear of restrictions or conditions on transfer or assignment, and free and clear of all mortgages, liens, security interests, encumbrances, pledges, options, leases, equities, claims, charges, conditions, and conditional sale contracts, except Permitted Liens. Except as set forth on Schedule 3.21, the
                                                           -------------
assets of the Company constitute all the assets, properties, rights, privileges and interests that are necessary for the operation of its business substantially in the same manner as such business is now, and since January 1, 1996 has been, conducted and such assets are in the exclusive possession and control of the Company, each of which has the unencumbered right to use and dispose of such assets without interference from third parties, except where all such failures, taken as a whole, would not have a Material Adverse Effect on the Company.

     3.22  Taxes.

          3.22.1 For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. "Income Tax" or "Income Taxes" means Taxes imposed on net income within the meaning of Section 901 of the Code.

          3.22.2  Other than as disclosed in Schedule 3.22 of the Disclosure
                                             -------------
Schedules, the Company has filed all United States Federal Income Tax Returns and has not failed to file any other Tax Returns required to be filed by them under any applicable federal, state, local or foreign laws, and the Company has paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except (i) such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) and for which adequate reserves have been established, and (ii) as may be determined to be owed upon completion of any Tax Return not yet filed based upon an extension of time to file, and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining adequate reserves. Except as disclosed in Schedule 3.22, (i) there
                                                       -------------
are no tax liens on any assets of the Company; and (ii) the Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; and (iii) to the Company's knowledge, there are no facts or circumstances which could reasonably be expected to constitute a basis for assessments or claims for the payment of additional Taxes by the Company. The accruals and reserves for Taxes (including deferred taxes) reflected in the Company's 1997 Balance Sheet are adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles.

          3.22.3 The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

          3.22.4 A true, correct and complete copy of each of the income Tax Returns filed by the Company during, or related to, any of the preceding three
calendar years, have been furnished to Parent.   The amount set up as reserves
for Taxes, if any, on the 1997 Balance Sheet is sufficient for the payment of all unpaid Taxes of the Company accrued for or applicable to the period ended on September 30, 1997 and all years and periods prior thereto and for which the Company, at any of those dates, may have been liable. Except as set forth in

Schedule 3.22 of the Disclosure Schedules, the Company has properly withheld and
-------------
paid, or accrued for payment, when due, to appropriate state and/or federal authorities, all sales and use taxes, if any, and all amounts required to be withheld from payments made to its employees, independent contractors, creditors, shareholders, or other third parties and has also paid all employment taxes as required under applicable laws except to the extent all such failures to do so taken as a whole would not have a Material Adverse Effect on the Company.

          3.22.5  Except as set forth in Schedule 3.22, the Company has not
                                         -------------
filed a consent under Section 341(f) of the Code concerning collapsible corporations.

          3.22.6  Except as set forth in Schedule 3.22, the Company has not made
                                         -------------
any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments, that would not be deductible by the Company or Parent, in whole or in part under
Section 280G or Section 162(m) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any tax allocation or tax sharing agreement.

          3.22.7  Except as set forth in Schedule 3.22, the Company (i) is not
                                         -------------
now required and has never been required to file a consolidated or combined state or federal income Tax Return with any other person or entity and (ii) is not liable for the Taxes of any person under Treasury Regulation (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

     3.23  Environmental Matters.  Except as set forth in Schedule 3.23 of the
                                                          -------------
Disclosure Schedules, (i) the Company has obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes ("Environmental Laws") by the Company (or its agents) except where any failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (ii) the Company is in compliance with all terms and conditions of such required permits, licenses and authorizations, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Laws except where any failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iii) there has not been any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which could interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company based on or resulting from any business operations or other activities of the Company, including the storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste, except, in any case under this clause (iii) as to which any violation, event, condition, circumstance, activity, practice, incident, action or plan which would not have, either individually or in the aggregate, a Material Adverse Effect on the Company or Parent; and (iv) the Company has taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company (or any of its agents) thereunder.

     3.24  Interested Party Transactions.  Except as set forth in Schedule 3.24
                                                                  -------------
of the Disclosure Schedules, there are no existing or pending transactions, nor are there any agreements or understandings, between the Company and any of its shareholders, or between the Company and any of its officers, directors, or employees, including any transactions or agreement relating to (i) the purchase from or sale to the Company of any goods or services, (ii) the sale, lease, licensing or use of any assets to or from the Company, with or without adequate compensation, or (iii) any borrowings from or loans to the Company.

     3.25 Insurance. All fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by the Company are set forth in Schedule
                                                                     --------
3.25 of the Disclosure Schedules.  All such policies are with reputable
----
insurance carriers, are now in full force and effect and those policies or other policies covering the same risks and in substantially the same amounts have been in full force and effect continuously for the past five (5) years.

     3.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Shareholders, other than amounts due to Tucker Anthony Incorporated as set forth in Schedule 3.26.
                                            -------------

     3.27 Illegal or Improper Payments. During the past three (3) years neither the Company nor, to the Company's knowledge, any of the directors, officers or employees of the Company has, in connection with the operation of the business of the Company, (i) made, either directly or indirectly, any illegal political contribution from assets of the Company, (ii) been involved in the disbursement or receipt of corporate funds in violation of law, for the purpose of influencing the decision of any governmental or private official in any illegal or improper manner, (iii) paid any employees or agents for purposes other than the satisfaction of lawful obligations, or (iv) been involved in the willful inaccurate recording of payments and receipts on the books of the Company which would result in a violation of law.

     3.28  Bank Accounts; Powers of Attorney.  Schedule 3.28 of the Disclosure
                                               -------------
Schedules sets forth a true and complete listing, as of the date hereof, of the name and addresses of each bank or other institution in which the Company has an account or safe deposit box, the account numbers thereof, and the names of all persons authorized to draw thereon or to have access thereto, and the names of all persons, if any, who hold any powers of attorney for or granted by the Company.

     3.29 Full Disclosure. No representation or warranty made by the Company in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by the Company to Parent in, or pursuant to the provisions of, this Agreement, including without limitation the Disclosure Schedules, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make statements herein or therein not misleading.


                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub each hereby represents and warrants to the Company that:

     4.1 Organization and Qualification. Parent and Merger Sub each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted.

     4.2 Authority Relative to this Agreement. Parent and Merger Sub each has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent and Parent's shareholders for Merger Sub to enter into a business combination with the Company upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery thereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each thereof in accordance with its terms, except as the enforceability thereof may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting rights of creditors, and (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

     4.3 Disclosure Documents. (i) The information with respect to Parent and its subsidiaries that Parent or Merger Sub furnishes to the Company in writing, specifically for use in the Company Proxy Statement will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time of filing the Company Proxy Statement with the SEC, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, at the time the shareholders vote on adoption of this Agreement and at the Effective Time.

     4.4  No Conflict, Required Filings and Consents.

          4.4.1 The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of its respective obligations under this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except where such default, termination, amendment, acceleration, cancellation or lien would not have a Material Adverse Effect on Parent and its consolidated subsidiaries taken as a whole.

          4.4.2 The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of its respective obligations under this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for (i) the filing and recordation of appropriate merger or other documents as required by the MBCL and the DGCL, and (ii) the consent of Parent's bank lenders or similar financial institutions.

     4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

     4.6 Ownership of Merger Sub: No Prior Activities. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any material obligations or liabilities or engaged in any business activities or entered into any agreements or arrangements with any person.

     4.7 Absence of Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to Parent's or Merger Sub's knowledge, threatened against Parent or Merger Sub, or any properties or rights of Parent or Merger Sub, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign and which could reasonably be expected to adversely affect Parent's or Merger Sub's ability to perform its obligations under this Agreement or consumate any of the transactions contemplated hereby.

     4.8 Investment Intention. Parent and Merger Sub has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Company Common Stock. Parent and Merger Sub each confirms that the Company has made available to Parent and Merger Sub the opportunity to ask questions of the officers and management of the Company and to acquire additional information about the business, assets and financial condition of the Company. Parent and Merger Sub are acquiring the Company Common Stock for investment only, and not with a present intention or view toward or for sale in connection with any distribution thereof.

     4.9 Funds Available. Parent has, and will have at the Closing, sufficient cash, available lines of credit and/or other sources of immediately available funds and shall make such funds available to Merger Sub to enable Merger Sub to make payment of the Merger Consideration.

     4.10 Full Disclosure. No representation or warranty of Parent or Merger Sub contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by Parent or Merger Sub to the Company in, or pursuant to the provisions of, this Agreement, contains or will contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1  No Solicitation.

          5.1.1 Unless and until this Agreement is terminated in accordance with its terms, neither the Company nor any of its officers, directors, employees, agents or other Representatives shall (i) solicit, initiate, or encourage, or enter into discussions or any letter of intent or agreement with respect to, any inquiries, proposals or offers that contemplate, propose or relate to any Acquisition Proposal (as hereinabove defined), (ii) undertake or consummate, any sale or other disposition of, or grant of any rights or options with respect to, or any pledge, hypothecation or encumbrance of, any of the outstanding shares of capital stock of the Company or any authorized but unissued shares of capital stock or Convertible Securities of the Company; or
(iii) provide information regarding the Company or its businesses or assets, capitalization, financial condition or operating results to any Person (other than as provided in Section 5.3 hereof or to a government agency having jurisdiction over the Company).

          5.1.2 The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company in connection with a possible Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, an Acquisition Proposal.

          5.1.3 The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than Parent) conducted heretofore with respect to possible Acquisition Proposal. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

          5.1.4 The Company shall ensure that all of the Company's Representatives are aware of the restrictions described in this Section 5.1 and the Company shall take all actions necessary to assure that such Representatives comply with those restrictions. The Company shall be responsible for any breach of those restrictions by any of its Representatives.

          5.1.5  Provided, however, that nothing in this Agreement shall
                 --------  -------
prohibit the Board of Directors of the Company from furnishing information to, or entering into, maintaining or continuing discussions or negotiations with, or approving, entering into or recommending to the Company's shareholders an agreement with, any person that makes an unsolicited Acquisition Proposal after the date hereof, or withdrawing or modifying the approval or recommendation of the Board of Directors with respect to the Merger, if, and to the extent that, the Board of Directors of the Company, after consultation with and based upon the advice of outside legal counsel, determines in good faith that (a) such Acquisition Proposal would likely be more favorable to the Company's shareholders than the Merger and (b) the failure to take such action would result in a breach by the Board of Directors of the Company of its fiduciary duties to the Company's shareholders under applicable law, and, prior to furnishing any non-public information to such person, the Company receives from such person an executed confidentiality agreement with provisions no less favorable to the Company than the Confidentiality Agreement relating to the furnishing of confidential information of the Company to Parent referred to in
Section 5.3. The Company shall promptly notify Parent if the Company or any representative or agent thereof is prepared to provide access to the properties, books or records of the Company or any of its past or present Subsidiaries to any Person who has made or contemplates possibly making an Acquisition Proposal, and the Company shall at such time inform Parent of the material terms of any such Acquisition Proposal and any indication of a Person of an intention to possibly make an Acquisition Proposal.

     5.2 Shareholder Meeting; Proxy Material. The Company shall cause a meeting of its shareholders (the "Company Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Directors of the Company shall, subject to their fiduciary duties under the MBCL as determined by the Board of Directors in their reasonable good faith judgment, recommend approval and adoption of this Agreement and the Merger by the Company's shareholders. In connection with such meeting, the Company (i) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) subject to the fiduciary duties of the Board of Directors of the Company under the MBCL as determined by the Board of Directors will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby and
(iii) will otherwise comply with all legal requirements applicable to such meeting. The Company has been advised that all of its directors and executives currently intend to vote all shares owned by them in favor of the Merger. The Company will provide Parent with a copy of the preliminary proxy statement and all modifications thereto prior to filing or delivery to the SEC and will consult with Parent in connection therewith. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement or the Merger. If at any time prior to the Company's Shareholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Company Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement.

     5.3 Access. The Company shall make available to Parent all information regarding the Company that Parent or its Representatives reasonably may request and shall authorize all reasonable visits to the Company's premises with such staff, consultants and experts as Parent may reasonably request. Parent agrees to coordinate closely all such activities with the Company's CEO or Chief Financial Officer and to conduct any such inquiries with appropriate discretion and sensitivity to the Company's relationships with its employees, clients and suppliers. The Parties acknowledge that certain of the information made available to one another pursuant to this Section 5.3 and otherwise in connection with the Merger may be confidential, proprietary or otherwise nonpublic, and each Party agrees, for itself and for each of Representatives, that it shall continue to comply with its obligations under that certain Confidentiality Agreement between Parent and the Company dated as of November 10, 1997, a copy of which is attached hereto as Exhibit B
                                                                     ---------
(the "Confidentiality Agreement"). The respective agreements of Parent and the Company contained in Sections 1, 2, 3, 4, 5, and 8 of the Confidentiality Agreement, which by this reference are incorporated herein and made an integral part of this Agreement, shall survive any termination of this Agreement and the consummation of the Merger, except that if the Merger is consummated, the obligations of and restrictions on Parent thereunder shall thereupon terminate. Each Party shall remain responsible for any disclosure of Confidential Information by any of its Representatives.

     5.4 Cooperation. The Parties shall cooperate with each other and each Party agrees that it shall use its reasonable best efforts (i) to prepare and file promptly all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all consents or Permits required from of all third parties and Governmental Entities which are necessary or advisable to consummate the Merger and (ii) to satisfy or cause the satisfaction of the conditions precedent set forth in Article VI over which it has any control. The Parties agree that they will consult with each other with respect to the obtaining of all such consents and Permits, and each Party will keep the other apprised of the status of matters relating to the satisfaction of the conditions precedent to and the completion of the Merger. Each Party shall, upon request, furnish the other Party with all information concerning itself as may be reasonably necessary or advisable in connection with any filing or application made by or on behalf of such other Party to any Governmental Entity in connection with the Merger. Each Party shall promptly advise the other Party upon receiving (i) any communication from any Governmental Entity whose consent or approval is required for consummation of the Merger which causes such Party to believe that there is a reasonable likelihood that any required Governmental Approval will not be obtained or that the receipt of any such Governmental Approval will be materially delayed, or (ii) any notice or a copy of any complaint or other filing which indicates that any Governmental Entity or other third party intends to seek or is seeking an injunction, restraining order or decree or judgment to halt or delay the consummation of the Merger.

     5.5 Cooperation in Arrangements with Lenders. The Company shall, and shall cause its subsidiaries to, cooperate with and assist Parent and its professionals and advisors in arranging for the borrowing by Parent at the Effective Time to fund this transaction and to cause the continuation of all indebtedness of the Company, and the Company shall provide whatever other assistance and cooperation Parent and its professionals and advisors might reasonably request in connection therewith.

     5.6 Advice of Changes. Each Party shall promptly advise the other Party of any change or event having a Material Adverse Effect on it or its ability to perform its obligations under this Agreement or which it believes would or may be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or to preclude the satisfaction of one or more of the conditions set forth in Article VI.

     5.7 Current Information. During the period from the date of this Agreement to the Closing Date, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than bi-weekly) with representatives of Parent and to report the general status of the ongoing operations of the Company. The Company will promptly notify Parent of (a) any material adverse change in the normal course of business or in the operation of the properties of the Company, (b) any governmental complaint, investigation or hearing (or communications indicating that the same may be contemplated), or (c) the institution or the threat of material litigation involving the Company, and will keep Parent fully informed of such events. The Company will provide to Parent copies of the minutes (or consents in lieu of meeting) of its Board of Directors and all committees thereof promptly following each such meeting; provided, however, that the Company may omit therefrom any portion of such minutes that it determines, with the concurrence of its counsel, relates to the Parties' compliance or non-compliance with the terms of this Agreement or any matter which is subject to an attorney-client privilege.

     5.8 Conduct of Business by the Company. The Company shall (a) conduct its business in the usual, regular and ordinary course of business consistent with past practice (except as required by applicable Law or by this Agreement), (b) use all reasonable efforts to maintain and preserve intact its business organization, employees and advantageous contractual and business relationships and retain the services of its officers and key employees (including by causing its current insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse prior to or upon the Closing, unless simultaneously with such event replacement policies providing substantially similar coverage for substantially similar (or lesser) premiums are in full force and effect),
(c) conduct relations with its employees, including hiring and terminating practices, only in the ordinary course of business and consistent with past practice, and (d) take no action which could reasonably be expected to adversely affect or delay the ability of the Company or Parent or any of their respective direct or indirect subsidiaries to obtain any necessary approvals of any Governmental Entity or other third persons required for the Merger or for the transactions contemplated in connection therewith, or to perform its covenants and agreements under this Agreement.

     5.9 Certain Operating Covenants. Without Parent's prior written consent (which consent shall not be unreasonably withheld or delayed), and without limiting the generality of the provisions of Section 5.7, the Company shall not:

          5.9.1 Amend or otherwise change the Articles of Organization or Bylaws of the Company;

          5.9.2 Issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class (other than upon the exercise of vested Company Options under the Option Plans), Convertible Securities or any other rights of any kind to acquire any shares of capital stock or Convertible Securities, or any other ownership interest (including, without limitation, any phantom interest) in the Company;

          5.9.3 Sell, pledge, dispose of, grant any security interest in or encumber any assets of the Company (except for (i) sales of assets or inventory in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $10,000 individually or $25,000 in the aggregate);

          5.9.4 (i) Declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its shares of Common Stock or propose to do any of the foregoing;

          5.9.5 (i) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice or in connection with purchases of equipment or capital improvements made in the ordinary course of business and consistent with past practices, make any loans or advances,
(iii) enter into any new or amend or terminate any existing Material Contract;
(iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $25,000; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.9.5;

          5.9.6 Increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees of the Company in accordance with past practice or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, any Company Benefit Plan or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

          5.9.7 Take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

          5.9.8 Make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the Financial Statements;

          5.9.9 Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practices of current liabilities that have become mandatorily due and payable and are reflected or reserved against in the Financial Statements; or

          5.9.10 Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.9.1 through 5.9.9 above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     5.10  Shareholder and Non-Competition Agreements.

           5.10.1 The Company shall have arranged for each of the Management and Principal Shareholders that are named on Schedule 5.10.1 hereto to execute
                                             ---------------
and deliver to Parent a Shareholders' Agreement, substantially in the form of

Exhibit C hereto, as soon as reasonably practicable.
---------

           5.10.2 The Company shall have arranged for each of the Management and Principal Shareholders and any other individuals identified on Schedule
                                                                   --------
5.10.2 hereto (collectively, "Non-Compete Signatories"), to execute and deliver to Parent a Non-Competition Agreement substantially in the form of Exhibit D
                                                                   ---------
hereto.

           5.10.3 Such Shareholders' Agreements and Non-Competition Agreements shall provide that, if this Agreement is terminated in accordance with its terms, such Shareholders' Agreements and Non-Competition Agreements shall terminate at the same time.

     5.11 Fair Price Structure. If any "fair price," "control share acquisition" or "moratorium" statute or other anti-takeover or similar statute or regulation or any state "blue sky" statute shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

                                   ARTICLE VI


                             CONDITIONS TO CLOSING


     6.1 Conditions to Obligations of the Parties. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction of each of the following conditions on or before the Termination Date (as hereinafter defined):

          6.1.1 Approval by the Shareholders. The Merger shall have been approved by (i) the affirmative vote or written consent of the holders of a two-thirds of the shares of Company Common Stock that are outstanding and entitled to vote thereon in accordance with the MBCL and the Articles of Organization and Bylaws of the Company and (ii) Parent as the sole shareholder of Merger Sub.

          6.1.2 No Pending or Threatened Claims. There shall be no claim, action, suit, investigation or other proceeding pending or overtly threatened before any court or other Governmental Entity that presents a substantial risk of restraint or prohibition of the Merger or the obtaining of material damages from the Company, Parent or Merger Sub or their respective officers or directors in connection therewith; and no such restraint or prohibition shall be effective as of the Closing or the Effective Time, whether or not the action in which the same was entered shall remain pending.

     6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Merger Sub to consummate the Merger, and of Parent to cause Merger Sub to consummate the Merger, are further subject to the satisfaction of, or Parent's written waiver of, each of the following conditions by or before the Termination Date:

          6.2.1 Dissenting Shares. The number of shares of Company Common Stock which constitute Dissenting Shares within the meaning of Section 85 of the MBCL shall not exceed ten percent (10%) of the outstanding shares of Company Common Stock.

          6.2.2  Accuracy of Representations and Warranties.   The Company's
representations and warranties contained in this Agreement shall have been true and correct as of the respective dates when made, and as of the Closing Date and the Effective Time, except to the extent that (without giving effect to any qualifications contained therein relating to "materiality" or the absence of a "Material Adverse Effect") the event or development rendering any such representation or warranty untrue, individually or in the aggregate with all other events or developments rendering that or any other representation or warranty untrue, shall not have resulted in or constitute, and could not reasonably be expected to result in or constitute, a Material Adverse Effect on the Company, on the Company's ability to consummate the Merger, or on Parent if it were to consummate the Merger.

          6.2.3 Compliance with Covenants. The Company shall have performed, satisfied and complied with, in all material respects, each of its agreements and covenants contained in Article V and elsewhere in this Agreement.

          6.2.4 Securities Outstanding. There shall be no shares of Common Stock or other Company securities issued and outstanding as of the Effective Time other than the 1,276,411 shares of Company Common Stock that are issued and outstanding as of the date hereof (plus any shares of Common Stock issued prior to the Effective Time upon exercise of vested Company Options) and 249,810 Company Options issued and outstanding on the date hereof (less any vested Company Options exercised after the date hereof).

          6.2.5 Third Party Consents. The consent, approval or waiver of each Person whose consent, approval or waiver shall be required in order to permit the consummation of the Merger or the preservation of the contractual rights of the Company with respect to its business shall have been obtained.

          6.2.6 Receipt of Legal Opinion.. Parent shall have received a legal opinion from Choate, Hall & Stewart, legal counsel for the Company, addressed to Parent and Merger Sub and dated the Closing Date, in form and substance reasonably satisfactory to Parent, opining to the matters set forth on Exhibit
                                                                       -------
E, subject to customary assumptions and qualifications.
-
          6.2.7 Shareholders and Non-Competition Agreements. The Management and Principal Shareholders shall have executed and delivered the Shareholders' Agreements, and the Non-Compete Signatories shall have executed and delivered the Non-Competition Agreements, and none of such Persons shall have breached or failed to perform, in any material respects, any of their respective obligations or covenants under those respective agreements.

          6.2.8 Receipt of Officers' Certificates. The Company shall have delivered to Parent and Merger Sub a certificate, executed by the Chief Executive Officer and Chief Financial Officer of the Company and dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Section 6.1 (with regard to the Company only) and
Section 6.2, including a certification that each representation or warranty contained in Article III is true and correct as of the Closing Date (or, if such certification cannot be made, specifying the exceptions thereto), excepting only representations and warranties which speak expressly as of an earlier specified date and matters disclosed in the Disclosure Schedules.

          6.2.9 Documents and Instruments in Satisfactory Form. All corporate and other proceedings in connection with this Agreement and with the Merger and all documents and instruments incidental to the Merger shall be reasonably satisfactory in substance and form to Parent and its counsel, and Parent and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          6.2.10 Recommendation to Shareholders. The Board of Directors of the Company shall have unanimously recommended to Shareholders the Merger and this Agreement, and the Board of Directors shall not have withdrawn such recommendation or publicly announced any intention to withdraw it or reconsider such recommendation or to postpone the Shareholders Meeting in connection with considering, facilitating or inviting a competing offer.

          6.2.11 Consent of Auditors. Sullivan Bille, P.C., independent certified public accountants or the Company, shall have consented and agreed in writing to the inclusion of their audit reports in all filings intended to be made by the Company or Parent before or after the Effective Time with the Securities and Exchange Commission or the Nasdaq Stock Market that in the judgment of the Company or Parent require such consents to be included, such as, but not limited to, Form 10-K's, Form 8-K's, Form S-3's, and Form S-8's.

     6.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction of, or the Company's written waiver of, each of the following conditions by or before the Termination Date:

          6.3.1 Accuracy of Representations and Warranties. Parent's representations and warranties contained in this Agreement shall have been true and correct as of the dates when made and again as of the Closing Date, except to the extent that (without giving effect to any qualifications contained therein relating to "materiality" or the absence of a "Material Adverse Effect") the event or development rendering such representation or warranty untrue, individually or in the aggregate with all other events or developments rendering that or any other representation or warranty of Parent untrue, shall not have resulted in or constitute, and could not reasonably be expected to result in or constitute, a Material Adverse Effect on the Company or on the ability of the Company or Parent to consummate the Merger.

          6.3.2 Compliance with Covenants. Parent shall have performed, satisfied and complied with, in all material respects, each of its agreements and covenants contained in Article V and elsewhere in this Agreement, unless the failure to perform, satisfy or comply relates to an immaterial obligation that, taken together with all other such failures, does not constitute a material failure by Parent to perform its obligations hereunder.

          6.3.3 Receipt of Legal Opinion. The Company shall have received a legal opinion from Stradling Yocca Carlson & Rauth, a Professional Corporation, counsel for Parent and Merger Sub, addressed to the Company and dated the Closing Date, in form and substance reasonably satisfactory to the Company, opining to the matters set forth on Exhibit F, subject to customary assumptions
                                    ---------
and qualifications.

          6.3.4 Receipt of Officers' Certificate. The Company shall have received from each of Parent and Merger Sub a certificate, executed by respectively, the President and Chief Financial Officer of Parent and the President and Chief Financial Officer of Merger Sub and dated as of the Closing Date, certifying to the fulfillment of the conditions specified in Section 6.1 (with regard to Parent and Merger Sub only) and Section 6.3, including a certification that each representation or warranty contained in Article IV is true and correct as of the Closing Date (or, if such certification cannot be made, specifying the exceptions thereto), excepting only representations and warranties which speak expressly as of an earlier specified date.

          6.3.5 Documents and Instruments in Satisfactory Form. All corporate and other proceedings in connection with this Agreement and with the Merger and all documents and instruments incidental to the Merger shall be reasonably satisfactory in substance and form to the Company and its counsel, and the Company and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          6.3.6 Parent's Borrowings. The Company shall be reasonably satisfied at or prior to the Effective Time that all financing commitments necessary for Parent's consummation of the transactions contemplated in this Agreement has been obtained effective upon the Closing Date, including for any indebtedness of the Company that is, as of or prior to the Closing Date, subject to acceleration, upon notice or lapse of time, according to its terms as expressly disclosed by the Company in an appropriate Schedule hereto.


                                  ARTICLE VII

                                    CLOSING

     7.1 Closing. Unless the Parties shall mutually fix another date, time or place, the Closing of the Merger shall take place at 10:00 A.M. on or before the fifth business day following the satisfaction or waiver of the conditions precedent contained in Article VI, at the offices of Stradling Yocca Carlson & Rauth in Newport Beach, California. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously as of the Effective Time, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed. On completion of the Closing, the parties shall cause the completed Merger Agreement, and the related Officers' Certificates appended thereto, to be filed with the Massachusetts Secretary of State and the Delaware Secretary of State.


                                  ARTICLE VIII

                         TERMINATION; TERMINATION FEE

     This Agreement may be terminated, and the Merger abandoned, prior to the Closing solely by the following means and with the following effects:

     8.1 By Mutual Agreement. The Company and Parent (on behalf of itself and Merger Sub) may terminate this Agreement by mutual written consent at any time.

     8.2 By Parent. Parent (on behalf of itself and Merger Sub) may unilaterally terminate this Agreement:

          8.2.1 If the Company has breached any of its representations or warranties or covenants contained in this Agreement and such breach is of a nature that would, in the reasonable determination of Parent, cause the failure of the condition set forth in Section 6.2.2 or 6.2.3, and the Company has failed to cure such breach within ten (10) Business Days following written notice to the Company from the Parent identifying and describing such breach in reasonable detail;

          8.2.2 If the Company has failed to perform, satisfy or comply with any of its agreements and covenants contained in this Agreement, and such breach is of a nature that would, in the reasonable determination of Parent, cause the failure of the condition set forth in Section 6.2.4 and such breach has not been cured within ten (10) Business Days following written notice from Parent to the Company identifying and describing such breach in reasonable detail;

          8.2.3 If any of the Company Shareholders, Directors or executives that are parties either to the Shareholders Agreement or the Non-Competition Agreements (the "Company Related Parties") has failed to perform, satisfy or comply with any of his or her respective material agreements and covenants contained therein unless such breach is susceptible of cure and is cured within ten (10) days following written notice from Parent to the Company identifying such breach;

          8.2.4 Upon notice to the Company, if any of the conditions to the obligations of Parent contained in Section 6.2 has not been satisfied by the Termination Date; or

          8.2.5 Upon notice to the Company at any time after May 31, 1998 (the "Termination Date"), if the Closing shall not have occurred on or prior to such date, unless such failure results from Parent breaching any of its representations, warranties, covenants or agreements contained in this Agreement.

     8.3  By the Company.  The Company may unilaterally terminate this
Agreement:

          8.3.1 If Parent has breached any of its representations or warranties contained in this Agreement and such breach is of a nature that would, in the reasonable determination of the Company, cause the failure of the condition set forth in Section 6.3.1, and Parent has failed to cure such breach within ten
(10) Business Days following written notice to Parent from the Company identifying and describing such breach in reasonable detail;

          8.3.2 If Parent has failed to perform or comply with in any material respect any of its agreements and covenants contained in this Agreement, and such breach is of a nature that would, in the reasonable determination of the Company, cause the failure of the condition set forth in Section 6.3.2, and Parent has failed to cure such breach within ten (10) Business Days following written notice to Parent from the Company identifying and describing such breach in reasonable detail;

          8.3.3 Upon notice to Parent if any of the conditions to the obligations of the Company contained in Section 6.3 has not been satisfied by the Termination Date; or

          8.3.4 Upon notice to Parent after the Termination Date, if the Closing shall not have occurred on or prior to such date, unless the failure results from the Company breaching any of its representations, warranties, covenants or agreements contained in this Agreement.

     8.4  Effect of Termination; Remedies.

          8.4.1 Effect of Termination. In the event of the termination of this Agreement pursuant to this Section 8, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto or any of its affiliates, directors, officers or stockholders except as set forth in Section
8.4.2 and all documents, instruments and consideration delivered hereunder shall be returned to the delivering Party within two days of such termination. Specifically, and without limiting the generality of the foregoing, Parent and Merger Sub agree that, except as expressly provided in Section 8.4.2, termination of this Agreement shall be their sole and exclusive remedy for any nonwillful breach by the Company of its representations, warranties and covenants under this Agreement and the Company agrees that termination of this Agreement shall be its sole and exclusive remedy for any nonwillful breach by Parent or Merger Sub of their representations, warranties and covenants under this Agreement.

          8.4.2  Fees and Expenses and Recovery of Damages.

          (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

          (b) If within one (1) year after the date hereof (i) any person or group (as contemplated by Section 13(d)(3) of the Exchange Act) other than Parent or Merger Sub or any of their respective subsidiaries or affiliates (collectively, an "Acquiring Person") shall have acquired (by merger, consolidation, recapitalization or otherwise) 25% or more of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company, (ii) any Acquiring Person shall have become the beneficial owner of a majority of the outstanding shares of Company Common Stock, (iii) the Board of Directors of the Company approves or recommends any Acquisition Proposal other than from Parent or Merger Sub, (iv) the Company enters into an agreement with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a substantial portion of the assets or equity securities of, the Company, (v) any of the Management and Principal Shareholders disposes of any or all of his shares of Company Common Stock to any person not an affiliate or an associate of Parent (or realizes cash proceeds in respect of such Shares as a result of a distribution to the Shareholder by the Company following the sale of a material amount of the Company's assets) in connection with a transaction proposed, described or set forth in an Acquisition Proposal or agreement or pursuant to an Acquisition Proposal (other than open market sales in accordance with Rule 144) or (vi) the Company undergoes a recapitalization, dissolution, liquidation or similar transaction proposed, described or set forth in an Acquisition Proposal or agreement or the Company issues an extraordinary dividend or other distribution in accordance with such Acquisition Proposal or agreement, then the Company shall promptly, but in no event later than ten (10) days after the date of any request therefor, pay Parent a fee equal to $600,000. The Company shall be obligated to pay the foregoing amount not more than once.

          (c) If Parent and Merger Sub shall have terminated this Agreement pursuant to Section 8.2 (other than pursuant to Section 8.2.5) the Company shall promptly, but in no event later than ten days after the date of any request therefor, reimburse Parent up to $300,000 for the documented fees and expenses of Parent and Merger Sub related to this Agreement, the transactions contemplated hereby and any related financing.

          (d) If the Company shall have terminated this Agreement pursuant to
Section 8.3 (other than pursuant to Section 8.3.4), Parent shall promptly, but in no event later than ten days after the date of any request therefor, reimburse Parent up to $300,000 for the documented fees and expenses of the Company related to this Agreement or the transactions contemplated hereby.

          (e) Each of the Parties acknowledges that the agreements contained in this Section 8.4.2 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the other Parties would not enter into this Agreement; accordingly, if a Party fails to pay promptly the amounts due pursuant to this Section 8.4.2, and, in order to obtain such payments, another Party commences a suit against the Party for the amount set forth in this Section 8.4.2, the prevailing Party shall pay to the other Party or Parties their costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount thereof at the prevailing prime rate as published in the Wall Street Journal on the date such payment was required to be made. Amounts due under this Section 8.4.2 shall be payable in same day funds.

                                  ARTICLE IX

                           COVENANTS OF THE PARTIES


     9.1 HSR Act Filings, If Any. Each of Parent, Merger Sub and the Company shall (i) promptly make or cause to be made the filings, if any, required of such Party or any of its subsidiaries under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such Party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or such transactions, and (iii) cooperate with the other Party in connection with any such filing, and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to any such filing or any such transaction. Each Party shall promptly inform the other Parties of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings or any such transaction. Neither Party shall participate in any meeting, with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other Parties notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

     9.2 Reasonable Efforts. Each of Parent, Merger Sub and the Company shall use all reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or any state statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement.

     9.3 Obtaining Consents. Subject to the fiduciary duties of the Board of Directors of the Company, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all other necessary registrations and filings (including other filings with Governmental Entities, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the preparation of the Company Proxy Statement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     9.4 Limitation on Covenants. Notwithstanding anything to the contrary in this Article IX, (i) neither Parent nor any of its subsidiaries shall be required to divest, or cause or permit the Company or its subsidiaries or affiliates to divest, any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a material adverse effect on the value, condition (financial or otherwise), prospects, business or results of operations or prospects of Parent and its subsidiaries taken as a whole or of the Company and its subsidiaries taken as a whole, or all such entities taken together, and (ii) neither Parent nor Merger Sub shall be required to waive any of the conditions to the Merger set forth in Article VI.

     9.5 Prompt Notice. The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and
(iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it or any of its subsidiaries which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to
Article III or which relate to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE X

                      DIRECTOR AND OFFICER INDEMNIFICATION

     10.1 Director Indemnify. From and after the Effective Time, to the extent legally permissible, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now or who becomes, prior to the Effective Time, a director of the Company against any and all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, by reason of his having been a director of the Company (including, without limitation, any claim that is based upon or arises out of the Merger or the transactions contemplated by this Agreement or any other agreements related to the Merger, and in connection with, arising out of or relating to the enforcement of the obligations of the Surviving Corporation in this Article X) (collectively, "Claims"), except with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company. Except to the extent prohibited by law, expenses, including counsel fees, reasonably incurred by any such director in connection with the defense or disposition of any such action, suit or proceeding shall be paid from time to time by the Surviving Corporation in advance of the final disposition thereof upon receipt of an undertaking by such director to repay the amounts so paid to the Surviving Corporation if it is ultimately determined that indemnification is not required or permitted under this Article X.

     10.2 Existing Indemnity Obligations. For a period of six (6) years immediately following the Effective Time, to the fullest extent permitted by law, the Surviving Corporation shall honor any obligations of the Company existing at the Effective Time with respect to the indemnification of any director, officer or regular employee of the Company (including such persons who serve or who have served at the request of the Company as a director, officer or trustee of the Company's former subsidiaries as listed as subsidiaries in an appropriate exhibit to any of the Company's Form 10-K or similar filings with the Securities and Exchange Commission or of any of the Company Benefit Plans as listed on the Company Disclosure Schedule) (collectively, the "Indemnitees") in respect of acts or omissions occurring on or prior to the Effective Time arising out provisions of the Company's Articles of Organization or Bylaws as set forth in Schedule 10.2, as if such obligations
   -------------
were pursuant to a contract or arrangement between the Surviving Corporation and such Indemnitees.

     10.3 Successor Liability. In the event the Surviving Corporation or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties or assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations of the Surviving Corporation set forth in this Article X.

     10.4 Third-Party Beneficiaries. This Article X shall be construed as a agreement between the Surviving Corporation and the directors of the Company and the other Indemnitees described in this Article X as unaffiliated third parties, as to which agreement such persons are intended to be third-party beneficiaries of the respective benefits conferred upon such persons by this Article X.

     10.5 Insurance. For three years after the Effective Time, Parent will cause the Surviving Corporation to use its reasonable efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring on or prior to the Effective Time covering each such person currently covered by the Company's officers' and directors' liability insurance policy on terms substantially similar to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section 10.5,
        --------
Parent shall not be obligated to cause the Surviving Corporation to pay annual premiums in excess of 150% of the amount per annum the Company paid in its last full fiscal year, which amount has been disclosed to Parent, and if the Surviving Corporation is unable to obtain the insurance required by this Section 10.5, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     10.6  Exclusions.  The obligations of the Surviving Corporation under this
Article X shall exclude any indemnification for (i) any Claims that are currently pending or, to the knowledge of the Company or the Indemnitee, are overtly threatened by any Person that are not disclosed in Schedule 10.5; or
                                                           -------------
(ii) any action brought by Parent or an affiliate of Parent to enforce any obligation of the Company under this Agreement, except any under this Article X.

                                  ARTICLE XI

                                 MISCELLANEOUS

     11.1 Publicity. Promptly following the execution and delivery of this Agreement, the Company and Parent shall issue a joint press release in a form mutually to be agreed upon. The Company and Parent shall not, and shall instruct their Representatives not to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, this Agreement or the Merger without the consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, in the event that any Party determines, based upon the advice of counsel, that a press release, disclosure in a public filing, or other public disclosure of or reference to this Agreement, the Merger or the other Party is required by Law, the former Party shall first notify the latter Party of the potential disclosure, afford the latter Party a reasonable opportunity to review and comment on the proposed disclosure, provided that the consent of the latter Party for such publication shall not be required in any such instance.

     11.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by electronic facsimile transmission (with confirmation) or on the next business day after dispatch by an overnight courier of national reputation to the respective Parties as follows:

     If to Parent or Merger Sub:     with a copy to:
     --------------------------      --------------
     MICROSEMI CORPORATION           Stradling Yocca Carlson & Rauth
     2830 South Fairview Street      660 Newport Center Drive, Suite 1600
     Santa Ana, California 92704     Newport Beach, California  92660
     Attention: Philip Frey, Jr.,
      Chairman & CEO                 Attention:  Nicholas J. Yocca, Esq.
     Fax: (714) 966-5256             Fax:  (714) 725-4100

     If to the Company:             with a copy to:
     -----------------              --------------
     BKC SEMICONDUCTORS, INC.       Choate, Hall & Stewart
     6 Lake Street                  Exchange Place
     Lawrence, MA  01841            53 State Street
     Attention: James R. Shiring    Boston, MA  02109
     Fax: (978) 975-0949            Attention:  Stephen K. Fogg, Esq.
                                    Fax: (617) 248-5000

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     11.3 Interpretation. This Agreement is the result of arms-length negotiations between the parties hereto and no provision hereof or thereof, because of any ambiguity found to be contained herein, therein or otherwise, shall be construed against a party by reason of the fact that such party or its legal counsel was the draftsman of that provision.

     11.4 Entire Agreement. This Agreement (together with the provisions of the Confidentiality Agreement incorporated herein by reference and the Exhibits and Schedules hereto) constitutes the entire agreement among the Parties and, supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, among the Parties with respect to the subject matter hereof.

     11.5 Benefits; Binding Effect; Assignment and Designation. This Agreement shall be for the benefit of and binding upon the Parties, their respective successors and, where applicable, assigns. No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Party. Notwithstanding any assignment or delegation of any Party's rights, interests or obligations, each Party shall nonetheless remain responsible for the performance of all of its obligations provided hereunder.

     11.6 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly so provided.

     11.7  No Third Party Beneficiary.  Except as otherwise provided in Section
5.9.1 hereof, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

     11.8 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, paragraphs, subsections or sections contained in this Agreement shall not affect the enforceability of the remaining portions of the Agreement or any part hereof, all of which are inserted conditionally on their being valid in law. In the event any one or more of the words, phrases, sentences, clauses, paragraphs, subsections or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word(s), phrase(s), sentence(s), clause(s), paragraph(s), subsection(s), or section(s), had not been inserted; provided, however, that if any provision is declared to be unenforceable because it is determined to be overbroad, then, to the extent possible, in lieu of deletion thereof such provision shall be modified to the minimum extent necessary to render such provision enforceable.

     11.9 Counterparts. This Agreement may be executed in any number of counterparts and by the several Parties in separate counterparts, each of which shall be deemed to be one and the same instrument.

     11.10 Applicable Law; Consent to Jurisdiction; Attorneys Fees. This Agreement and all rights of the parties relating to the transactions contemplated hereby shall be governed by the laws of the United States and the internal law of the state of California (without regard to the conflict of laws provisions thereof), and all questions concerning the validity and construction thereof shall be determined in accordance with the laws of said state. Except with respect to disputes to be resolved pursuant to Section 9.3, each party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts sitting in the county of Orange, state of California in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees, on behalf of itself and on behalf of such party's successors and permitted assigns, that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection such person may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. In the event any suit, action or proceeding is brought by any party with respect to this Agreement, including with respect to the performance or breach hereof by any Party, the prevailing party in any such suit, action or proceeding, shall be entitled to recover its reasonable attorneys, accountants and expert witness fees and expenses from the non-prevailing party.

     IN WITNESS WHEREOF, the Parties have each executed and delivered this Agreement as of the day and year first above written.

                                   MICROSEMI CORPORATION
ATTEST:

DAVID R. SONKSEN                   By: PHILIP FREY, JR.
---------------------------            ---------------------------------
David R. Sonksen, Secretary            Philip Frey, Jr., Chairman, Chief
                                        Executive Officer and President

[SEAL]

                                   BKC SEMICONDUCTORS INCORPORATED
ATTEST:

JOHN L. CAMPBELL                   By: JAMES R. SHIRING
---------------------------            ---------------------------------
John L. Campbell, Clerk                James R. Shiring, President and
                                        Chief Executive Officer

                                  By:  BRYAN A. SCHMIDT
                                       ---------------------------------
                                       Bryan A. Schmidt, Chief Financial
                                        Officer and Treasurer
[SEAL]
                                  MICRO BKC ACQUISITION CORP.
ATTEST:

DAVID R. SONKSEN                  By:  PHILIP FREY, JR.
---------------------------            ---------------------------------
David R. Sonksen, Secretary            Philip Frey, Jr., Chairman, Chief
                                        Executive Officer and President
[SEAL]

                                LIST OF EXHIBITS
                                ----------------

Exhibit A-1    Form of Articles of Merger
-----------
Exhibit A-2    Form of Merger Agreement
-----------
Exhibit B      Confidentiality Agreement
---------
Exhibit C      Form of Shareholders' Agreement
---------
Exhibit D      Form of Non-Competition Agreement
---------
Exhibit E      Form of Opinion of Choate, Hall & Stewart, Counsel to the Company
---------
Exhibit F      Form of Opinion of Stradling Yocca Carlson & Rauth, Counsel to
---------      Parent and Merger Sub

                               LIST OF SCHEDULES
                               -----------------

Schedule 2.2     Directors and Officers of the Surviving Corporation
------------
Schedule 3.2     The Company Investments
------------
Schedule 3.4     Capitalization of the Company
------------
Schedule 3.6.3   Financial Statement Exceptions; No Undisclosed Liabilities
--------------
Schedule 3.9     Absence of Certain Changes
------------
Schedule 3.10    Material Contracts and Material Clients
-------------
Schedule 3.11    Conflicts and Consents
-------------
Schedule 3.12    Compliance with Laws and Permits
-------------
Schedule 3.13    Litigation
-------------
Schedule 3.14    The Company Benefit Plans, Employment Agreements and Labor Matters
-------------
Schedule 3.15    Business Restrictions
-------------
Schedule 3.16    Tangible Assets
-------------
Schedule 3.17    Intangible Property Rights
-------------
Schedule 3.18    Real Property Leases and Personal Property Leases
-------------
Schedule 3.20    Inventory
-------------
Schedule 3.21    Title Exceptions
-------------
Schedule 3.22    Taxes and Tax Returns
-------------
Schedule 3.23    Environmental and Safety Matters
-------------
Schedule 3.24    Interested Party Transactions
-------------
Schedule 3.25    Insurance
-------------
Schedule 3.26    Brokers
-------------
Schedule 3.28    Bank Accounts
-------------
Schedule 5.10.1  Parties to the Shareholders' Agreements
---------------
Schedule 5.10.2  Parties to the Non-Competition Agreements
---------------
Schedule 10.2    Indemnification Provisions
-------------

The Registrant agrees to furnish supplementally a copy of any of the Exhibits or Schedules to the Securities and Exchange Commission upon request.